STOCKTON BATES, LLP
                   CERTIFIED PUBLIC ACCOUNTANTS



                           April 2,2001




Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen;

     The consolidated financial statements for PSB Bancorp, Inc. (the "Company") will be unavailable in sufficient time for the Company to file its Annual Report on Form 10-K for the year ended December 31, 2000 by the filing date of April 2, 2001. At management's request we are conducting due diligence on a complex issue of the proper classification of a portion of the assets of the Company and need to resolve that issue to be able to properly prepare the Company's balance sheet.

     The ultimate resolution of the asset classification issue will not have an effect on the net income or earnings of the Company.

                              /s/Stockton Bates, LLP
                              Stockton Bates, LLP
                              Certified Public Accountants